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                                  EXHIBIT 99.1

December 16, 1997


FOR IMMEDIATE RELEASE

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Contacts:
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ANALYSTS                                                 MEDIA
B. Gloyden Stewart, Jr.     Scott E. Reed                Bob Denham                  Robert P. Pincus
BB&T                        BB&T                         BB&T                        Franklin
Senior Vice President       Sr. Exec. Vice President     Vice President              President &
Investor Relations          Chief Financial Officer      Public Relations             Chief Executive Officer
(919) 246-4219              (910) 733-3088               (910) 733-2202              (202) 429-9888
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BB&T TO ACQUIRE FRANKLIN BANCORPORATION INC. OF D.C.

         WINSTON-SALEM, N.C. - BB&T Corporation (NYSE:BBK) announced today that it will acquire Franklin Bancorporation (NASDAQ:FNBC) of Washington, D.C., in a stock transaction valued at $165.1 million based on BB&T's closing price of $63.75 on Monday, December 15, 1997. The acquisition will give BB&T its first entry into the nation's capital and the metropolitan D.C. area, a high growth region with 5 million people ranked as the fifth largest metropolitan statistical area in the nation.

         The transaction, approved by the boards of directors of both companies, will be accounted for as a pooling of interests. Based on BB&T's Dec. 15 closing price, the transaction is valued at $22.45 per share. The exchange ratio will be .3522 shares of BB&T common stock for each share of Franklin Bancorporation common stock. The exchange ratio fluctuates between BB&T stock prices of $54.50 and $65.00. Below $54.50 and above $65.00, the exchange ratio is fixed. Any adjustment will be based on the average BB&T stock price for a specified 20-day period prior to closing.

         Franklin Bancorporation, with approximately $535 million in assets, operates nine full service banking offices, six in the District of Columbia, one in Bethesda, MD., and two in Northern Virginia in Alexandria and Tysons Corner.

         "Franklin Bancorporation is a quality institution that gives us a substantial presence in a growing, vibrant market," said John Allison, BB&T chairman. "The transaction is an outgrowth of our efforts to build a statewide franchise in Virginia. This allows us to expand our presence into the District of Columbia and suburban Maryland with unmatched client service as our focus."




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         BB&T will have approximately $4 billion in assets in Virginia and the metropolitan D.C. area following its acquisition of Franklin and the completion of a previously announced merger with Life Bancorp. of Norfolk, Va., which will provide BB&T with the largest market share of deposits in the Southside Hampton Roads area (Norfolk, Virginia Beach, Chesapeake, Portsmouth and Suffolk). BB&T of Virginia currently operates 53 banking offices in 26 cities and towns.

         BB&T, which ranks No. 1 in deposit share in the Carolinas, plans to build a strong franchise in the Virginia and metropolitan D.C. area that focuses on commercial and retail lending. BB&T, the leading small business lender in the Carolinas, expects to capitalize on Franklin's growing commercial base by providing substantially higher levels of credit and resources in the metropolitan D.C. market.

         "It's unusual today to find a large financial institution that stresses quality customer service and personal attention the way BB&T does," said Robert P. Pincus, president and chief executive officer of Franklin Bancorporation. "BB&T employs a unique community banking concept that will allow us to keep our existing customers and significantly expand our customer base by offering them the products and services of a financial institution with $27 billion in assets. That's exciting."

         Pincus, 51, will become president of the metropolitan D.C. region, the newest of BB&T's 17 regions. BB&T's three-state regional structure emphasizes autonomy and local decision-making. Each region, headed by a president who is complemented by a strong management team, is given the responsibility for making the decisions that impact its customers. "The idea is to maintain decision making at the local level," Pincus said. "BB&T does it very well."

         Directors of Franklin Bancorporation will become members of BB&T's regional board for the metropolitan D.C. area. The merger, which is subject to the approval of the shareholders of Franklin Bancorporation and federal and state banking regulators, is expected to be completed in the second quarter of 1998.

         BB&T, a multi-bank holding company with $27.2 billion in assets, operates 485 banking offices throughout the Carolinas and Virginia.


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